EXHIBIT 99.1

November 19, 2014                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2014 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for October 2014. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $287.4 million in October 2014 increased 8.1 percent over last October and 3.5 percent over September 2014, which had two fewer equity trading days. This October’s increase was attributable to the Capital Markets segment, as institutional equity and fixed income commissions were lifted by the spike in market volatility during the first half of the month.

Client assets under administration reached $480.3 billion, increases of 10.1 percent and 1.1 percent over the prior year’s October and preceding month, respectively. Financial assets under management of $66 billion grew 14.4 percent over the year-ago period and 2.2 percent over the preceding month. Growth in client assets under administration and financial assets under management was driven by strong financial advisor retention and recruiting results, as well as market appreciation as the S&P 500 increased 2.3 percent in October.

“Investment banking revenues declined significantly in October following a record month in September,” said CEO Paul Reilly. “However, the M&A and underwriting pipelines remain very robust.”

Raymond James Bank grew net loans to a record $11.3 billion, a substantial 27 percent increase over the prior October and a $300 million increase for the month.

“We are pleased with our results in October, especially given the elevated market volatility throughout most of the month,” said Reilly. “We remain well-positioned for growth in all of our businesses.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (“RJF” or the “Company”) is a leading diversified financial services company headquartered in St. Petersburg, Florida providing private client, capital markets, asset management, banking and other services to individuals, corporations and municipalities predominantly in the United States and Canada.  Its principal wholly owned subsidiaries include Raymond James & Associates, Inc., Raymond James Financial Services, Inc., Raymond James Financial Services Advisors, Inc., Raymond James Ltd., Eagle Asset Management, Inc., and Raymond James Bank, N.A.  The Company has more than 6,200 financial advisors serving in excess of 2.5 million client accounts in more than 2,500 locations. Total client assets are approximately $480 billion. Established in 1962 and public since 1983, the Company has been listed on the New York Stock Exchange since 1986 under the symbol “RJF”. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc.
Operating Data

	October 2014	September 2014	October 2013
	(23 business days)	(21 business days)	(23 business days)

Total securities commissions and fees (in mil.) (1)	$287.4	$277.7	$265.9

Client assets under administration (in bil.)	$480.3	$475.0	$436.3

Private client group assets under administration (in bil.)	$455.9	$450.6	$413.1

Financial assets under management (in bil.) (2)	$66.0	$64.6	$57.7

Raymond James Bank total loans, net (in bil.)	$11.3	$11.0	$8.9

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.